                         Hillshire Brands Merger One Step Closer to Being Done This is a great day for Tyson Foods! This morning we announced that the company has entered into a definitive agreement with The Hillshire Brands Company to purchase all outstanding shares of Hillshire Brands for $63 per share. Realistically, we expect the deal to close by Sept. 27th, which is the end of our fiscal year.     When the acquisition is complete, it will bring iconic consumer brands like Jimmy Dean® sausage, Ball Park® franks and Hillshire Farm® lunch meats, among others, into the Tyson family. By investing in Hillshire Brands and its collection of leading consumer products, we have a unique opportunity to transform an important part of our business and position Tyson Foods to meet the American consumer’s growing demand for protein at breakfast and throughout the day.     We respect what has made each company successful, especially the people and the focus on quality. As we begin planning how to bring these companies together, your leadership team will proceed in a thoughtful manner that builds on our collective strengths.     Finally, I want to congratulate and thank the team that has worked so diligently to make this possible. I also want to personally thank you. Tyson Foods’ strength has always been its people. It’s because of the work you do that our company is healthy, growing and making great food while making a difference.       Thanks,     Donnie Smith President and CEO

© 2014 Tyson Foods, Inc. Tyson is a registered trademark of Tyson Foods, Inc. For internal distribution only.      Donnie Smith     P.S. If you choose to share our news release or any other news stories about our company through your personal social media channels, you must always disclose you work for Tyson Foods by using the #tysonemployee hashtag.   ADDITIONAL INFORMATION AND WHERE TO FIND IT The tender offer (the “Offer”) has not yet commenced. Accordingly, this communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any shares of the common stock of The Hillshire Brands Company (“Hillshire”) or any other securities. On the commencement date of any Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related materials, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Tyson Foods, Inc. (“Tyson”) and HMB Holdings, Inc., a wholly owned subsidiary of Tyson, and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Hillshire. The offer to purchase shares of Hillshire common stock will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed with the SEC by Tyson as part of its Schedule TO. Investors and security holders are urged to read both the tender offer statement and the solicitation/recommendation statement regarding the Offer, as they may be amended from time to time, when they become available, because they will contain important information about the Offer, including its terms and conditions, and should be read carefully before any decision is made with respect to the Offer. Investors and security holders may obtain free copies of these statements (when available) and other materials filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing requests for such materials to the information agent for the Offer, which will be named in the tender offer statement.